EXHIBIT 10.3

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time, the "Agreement") is entered into as of December 6, 2001 by and between AMC Entertainment Inc., a Delaware corporation ("AMCE"), the Official Committee of Unsecured Creditors in the Chapter 11 Cases of the GCC Debtors as defined below (the "Committee"), General Electric Capital Corporation ("GECC") and Harcourt General, Inc. ("Harcourt") (the Committee, GECC, and Harcourt being hereinafter referred to collectively as "Creditor Parties" and individually as a "Creditor Party," and AMCE and the Creditor Parties being hereinafter referred to collectively as the "Parties" and individually as a "Party"), with reference to the following facts and recitals:

RECITALS

A.	GC Companies, Inc. ("GCC") and various affiliated entities
(collectively, the "GCC Debtors") are the Debtors and Debtors in Possession in cases under chapter 11 of the United States Bankruptcy Code which are currently pending in the United States Bankruptcy Court for the District of Delaware as case nos. 00-3897 (EIK) - 00-3927 (EIK), inclusive (the "Chapter 11 Cases").

B.	The Committee was appointed to act as the committee of
creditors holding unsecured claims in the Chapter 11 Cases pursuant to 11 U.S.C. Section 1102.

C.	Harcourt and GECC are each creditors of GCC and/or one or
more of the other GCC Debtors and assert claims in the Chapter 11 Cases.

D.	AMCE is formulating a bid to acquire GCC and its
subsidiaries (the "Bid") that would form the basis for a plan of reorganization for the GCC Debtors, which plan would provide for the ownership of 100% of the stock of reorganized GCC by AMCE following the confirmation and effective date of a plan of reorganization.

E.	AMCE presently contemplates including in the Bid the
proposed treatment of nonpriority, general unsecured claims against the GCC Debtors which are not otherwise classified ("General Unsecured Claims"), the claims of GECC and the claims of Harcourt set forth in the Term Sheet which is attached as Exhibit "A" hereto (the "Proposed Treatment"). In order to induce AMCE to continue to expend the effort and resources involved in formulating and presenting the Bid, and to include the Proposed Treatment as part of the Bid, the Creditor Parties have agreed to the terms of this Agreement. The Creditor Parties understand that their agreement to the terms of the Agreement is a material inducement to AMCE to continue to devote its efforts with respect to a Bid that includes the Proposed Treatment.

F.	AMCE is or will be attempting to negotiate agreements
similar to this Agreement regarding its contemplated Bid with certain claimants and equity holders in the Chapter 11 Cases, to wit: Fleet National Bank, N.A. ("Fleet"), Bank of America, N.A. ("BofA") (Fleet and BofA collectively, and each on behalf of itself and its affiliates, foreign and domestic, in their respective capacities as administrative agent(s) and lender(s) to GCC and its affiliates and joint ventures, foreign and domestic, the "Banks"), Bank of Nova Scotia, the Fifth Third Leasing Company, Bank Leumi Leasing Corporation, Fleet Capital Corporation, Imperial Bank, ReliaStar Life Insurance Company, as successor by merger to ReliaStar, Northern Life Insurance Company, ReliaStar Life Insurance Company of New York, f/k/a ReliaStar Bankers Security Life Insurance Company, Simon Property Group, Multifoods Distribution Group, Carlson Marketing Group, Dandy Amusement, Pepsi-Cola North America and the Richard A. Smith family (the foregoing being collectively referred to as the "Intended Participants").

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.	Conditional Inclusion of Proposed Treatment in Bid.
Conditioned upon the timely satisfaction of each of the Conditions Subsequent described in paragraph 5, AMCE agrees that: (i) Any Bid submitted by AMCE to acquire GCC as part of a plan of reorganization for the GCC Debtors will include the Proposed Treatment; and (ii) AMCE will not support or propose a plan of reorganization in the Chapter 11 Cases for the acquisition of GCC by AMCE that does not include the Proposed Treatment, unless the Committee (in the case of General Unsecured Claims), GECC (in the case of the claims of GECC) or Harcourt (in the case of the claims of Harcourt) agrees otherwise.

2.	Support by the Creditor Parties for AMCE Bid that Includes
the Proposed Treatment. Subject to the provision of paragraph 5 regarding the Conditions Subsequent, each of the Creditor Parties agrees that it:
(a) will support a Bid by AMCE for the acquisition of all of the stock of GCC by AMCE which includes the Proposed Treatment (a "Qualified Bid") and a plan of reorganization for the GCC Debtors that provides for such acquisition and the Proposed Treatment pursuant to a Qualified Letter of Intent (as defined below) (a "Qualified Plan"); (b) will not support or solicit any bid for GCC or any other GCC Debtor or for any assets thereof, other than a Qualified Bid by AMCE; (c) will not vote for, consent to, support, or participate in the negotiation or formulation of (i) any plan of reorganization or liquidation for GCC or any other GCC Debtor filed or to be proposed or filed in any or all of the Chapter 11 Cases with respect to any or all of the GCC Debtors, other than a Qualified Plan, or which provides for the disposition of any substantial portion of the assets of GCC or any other GCC Debtor to any party other than AMCE, or (ii) any disposition outside of a plan of reorganization of any substantial portion of the assets of GCC or any other GCC Debtor to any party other than AMCE; (d) will use commercially reasonable efforts (which will not be interpreted to require a Party to pay any amount other than its own attorneys' fees) to obtain confirmation of a Qualified Plan; (e) will not object to confirmation of a Qualified Plan or otherwise commence any proceeding to oppose or alter a Qualified Plan or any other reorganization documents containing terms and conditions consistent with a Qualified Plan; (f) will not directly or indirectly seek, solicit, support or encourage any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of GCC or any other GCC Debtor other than a Qualified Plan;
(g) will support a motion by GCC seeking court approval of an amendment to each of those certain Amended and Restated Termination Change of Control Agreements dated September 15, 2000, as modified by a Modification thereto dated March 16, 2001, between GCC and each of G. Gail Edwards and Phillip J. Szabla, which amendment shall provide that the confirmation of a Qualified Plan that contains the treatment under Option B of the Bank Support Agreement Condition set forth on Exhibit "A" will not, solely because of such treatment, be deemed to invoke section 1129(b)(2)(B) of the Bankruptcy Code such that a Qualified Plan containing such treatment would not constitute a "Plan" within the meaning of such agreements; and (h) will not take any other action that is inconsistent with, or that would obstruct or hinder confirmation of, a Qualified Plan.

3.	No Solicitation.  Notwithstanding any other provision of
this Agreement, nothing in this Agreement is intended to be or constitute, and shall not be deemed to be or constitute, a solicitation of any vote or any agreement to vote for any plan of reorganization, and nothing in this Agreement shall be deemed to require any Party or any other person or entity to vote for any plan of reorganization. Accordingly, and without limiting the foregoing, this Agreement is not and shall not be deemed to be a solicitation of acceptances of any Qualified Plan or any other plan, and nothing contained herein shall be construed to require any holder of a General Unsecured Claim, GECC or Harcourt to vote to accept any plan. The acceptance by any General Unsecured Claim holder, Harcourt or GECC of a Qualified Plan will not be solicited until it has received a disclosure statement approved by the Bankruptcy Court.

4.	Specific Performance.  Each Creditor Party agrees and
acknowledges that upon the breach of this Agreement by such Creditor Party, AMCE would not have an adequate remedy at law, and that money damages would both be inadequate and difficult to calculate. Therefore, each Creditor Party hereby agrees that upon the breach by such Creditor Party of this Agreement, the Bankruptcy Court in the Chapter 11 Cases (or, if such court does not have jurisdiction, a court of competent jurisdiction) may direct such Creditor Party to specifically perform its obligations hereunder and may enjoin such Creditor Party from violating its obligations hereunder, without the posting of any bond or other security by AMCE. Nothing in this paragraph 4 shall impair any right or remedy of any Creditor Party upon breach of this Agreement by AMCE.

5.	Conditions Subsequent.

(a)	Subject to the rights of AMCE under subparagraph (b)
of this paragraph 5, and subject to the rights of any non-breaching Party under subparagraph (c) of this paragraph 5, this Agreement, and the obligations of the Parties thereunder, shall terminate and be of no further force or effect if any of the following conditions
("Conditions Subsequent") shall not have been satisfied by the indicated date:

(i)	GCC and the Parties shall have entered into
and executed a Qualified Letter of Intent on or before December 6, 2001. For purposes of this paragraph 5, a letter of intent shall be deemed a Qualified Letter of Intent if: (w) it provides for the proposed treatment of General Unsecured Claims and of the claims of Harcourt and GECC set forth in Exhibit "A" or, if it proposes different treatment for any such claims, such treatment is acceptable to the Committee (in the case of General Unsecured Claims), GECC (in the case of the claims of GECC) or Harcourt (in the case of claims of Harcourt), as applicable;
(x) it does not provide for the treatment of any class of claims against or equity interests in GCC in a manner which is materially better than the treatment of such class set forth in Exhibit "A"; (y) it requires AMCE to pursue the acquisition of GCC pursuant to, and support, a plan of reorganization for GCC that is a Qualified Plan (subject to the conditions outlined in Exhibit "A" and other customary conditions for a transaction of this type); and (z) the terms of such letter of intent do not materially and adversely affect General Unsecured Claims or the claims of Harcourt or GECC other than as provided in Exhibit "A." If any Creditor Party refuses to execute a Qualified Letter of Intent that is executed by GCC and AMCE, this condition shall nevertheless be deemed to have been satisfied, and such letter of intent executed by GCC and AMCE shall be deemed a Qualified Letter of Intent for all purposes under this paragraph 5.

(ii)	A support agreement in form and substance
satisfactory to AMCE shall have been executed by each of the Banks and AMCE (or AMCE shall have either waived this condition or terminated this Agreement and the Qualified Letter of Intent) at least one day prior to the Bankruptcy Court hearing to approve the Qualified Letter of Intent.

(iii)	The Bankruptcy Court in the Chapter 11 Cases
shall have entered an order approving the Qualified Letter of Intent (including without limitation the breakup fee provided therein) on or before January 15, 2002.

(iv)	A plan of reorganization which is a Qualified
Plan and a disclosure statement for such plan shall have been filed with the Bankruptcy Court in the Chapter 11 Cases on or before December 21, 2001.

(v)	An order of the Bankruptcy Court approving the
adequacy of the disclosure statement for a Qualified Plan shall have been entered on or before February 25, 2002.

(vi)	An order of the Bankruptcy Court confirming a
Qualified Plan, the terms of which are materially consistent with Exhibit "A" (a "Confirmation Order"), shall have been entered on or before March 20, 2002.

(vii)	The Confirmation Order shall have become a
final, nonappealable order on or before April 1, 2002.

(b)	If AMCE has not breached its obligations under this
Agreement, it may extend the date set forth in clause (i) of subparagraph (a) for a period of up to fifteen (15) days by giving written notice of its election to extend such date to the other Parties on or before such date. If AMCE is not in breach of its obligations under this Agreement or under a Qualified Letter of Intent, AMCE may extend any of the dates set forth in any or all of clauses (iii)-(vii), inclusive, of subparagraph (a) for a period of up to thirty days, by giving written notice of such election to the other Parties on or before the applicable date which is being extended.

(c)	In the event that the failure to occur of any of the
Conditions Subsequent set forth above is the result of a breach of this Agreement or of a Qualified Letter of Intent by any Party, the non-breaching Parties may, by the written agreement of such non-breaching Parties, extend the time for satisfying such Conditions Subsequent to any date on which they may mutually agree, without the agreement of the breaching Party. This provision shall in no way limit any right or remedy which any Party may otherwise have for the breach of this Agreement, a Qualified Letter of Intent or a Qualified Plan.

(d)	Each Party agrees (i) to use commercially reasonable
efforts, which shall not be construed to require the payment of money by any Party, other than to its own attorneys, to cause each of the foregoing Conditions Subsequent to be satisfied on a timely basis and
(ii) to cooperate with the other Parties in achieving the Conditions Subsequent as expeditiously as reasonably possible (and prior to the dates set forth above).

(e)	Notwithstanding anything to the contrary in this
Agreement, in the event that the Confirmation Order has not been entered on or before February 25, 2002, AMCE shall, if it has not breached this Agreement, have the right to terminate this Agreement by giving written notice of such termination to the other Parties on or before February 25, 2002, and, upon AMCE's exercise of this right, this Agreement, and the obligations of the Parties thereunder shall terminate and be of no further force or effect, unless at least two of the Creditor Parties notify AMCE that such Party elects to continue to be bound by this Agreement, and elects to have each of the other Parties continue to be bound by this Agreement, on or before March 2, 2002.

(f)	In the event that the Confirmation Order shall not
have been entered on or before March 31, 2002, then either the Committee or AMCE may, if such Party has not breached this Agreement, elect to terminate its obligations under this Agreement by giving notice of such election to the other Parties on or before March 31, 2002; provided, however, that AMCE may extend the foregoing date to April 30, 2002 by giving written notice of such extension to the other Parties on or before March 31, 2002, in which event the reference to "$20 million" as the threshold for determining "Excess Deduction Claims" under the description of the treatment of Class 6 in the Term Sheet attached as Exhibit "A" shall be changed to "$20,500,000." In the event that the Committee elects to terminate its obligations under this Agreement under this subparagraph 5(f), but AMCE does not do so, then AMCE, Harcourt and GECC shall continue to be bound in all respects by the terms of this Agreement, and the Committee shall no longer be treated as a Party. In the event that AMCE elects to terminate its obligations under this Agreement under this subparagraph 5(f), then this Agreement, and the obligations of the Parties thereunder, shall terminate and be of no further force or effect.

6.	Governing Law.  Except to the extent that the Bankruptcy
Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

7.	Notices.  All notices, requests, or demands to a Party
under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier or sent by telecopier, telex or similar electronic means to the Party (followed by overnight delivery transmitted the same day) properly addressed to such Party as set forth below, or to such other address or telecopier number as such Party shall provide to each other Party hereto in writing, and shall be deemed sent or given hereunder, in the case of delivery by recognized overnight courier, on the date of actual delivery, in the cases of transmission by telecopier, telex or similar electronic means (followed by overnight delivery transmitted the same day) on the date of actual transmission, and in the case of personal delivery, on the date of actual delivery:

To AMCE:

Peter C. Brown
Chairman, Chief Executive Officer and President
AMC Entertainment Inc.
106 W. 14th Street
Suite 2000
Kansas City, MO  64105
Fax: (816) 480-4617

-and-

Raymond F. Beagle Jr., Esq.
Lathrop & Gage L.C.
2345 Grand Boulevard
Suite 2800
Kansas City, MO  64105
Fax: (816) 292-2001

-and-

Isaac M. Pachulski, Esq.
Stutman, Treister & Glatt PC
3699 Wilshire Boulevard
Suite 900
Los Angeles, CA  90010
Fax:  (213) 251-5288


To the Committee:

Marc A. Beilinson, Esq.
Pachulski Stang Ziehl Young & Jones
10100 Santa Monica Boulevard
Suite 1100
Los Angeles, CA  90067
Fax: (310) 201-0760

To Harcourt:

Reed Elsevier, Inc.
Attention:  William Conway
275 Washington Street
Newton, MA  02158-1630
Fax: (617) 630-2126

-and-

Reed Elsevier, Inc.
Attention:  Henry Z. Horbaczewski
125 Park Avenue, 23rd Floor
New York, NY  10017
Fax: (212) 309-5487

-and-

Benjamin J. Randall, Esq.
Katz, Randall, Weinberg & Richmond
333 West Wacker, Suite 1800
Chicago, IL  60606
Fax:  (312) 807-3903


To GECC:

Jeffrey Fitts, Senior Risk Manager
General Electric Capital Corporation
401 Merritt Seven, 2d Floor
Norwalk, CT  06856
Fax:  (203) 229-1992

-and-

Randall L. Hagen, Esq.
Ober, Kaler, Grimes & Shriver
120 E. Baltimore Street
Baltimore, MD  21202-1643
Fax:  (410) 547-0699

8.	Entire Agreement; Modification; Waiver.  This Agreement
(including the Exhibits hereto which are incorporated by reference) constitutes the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all Parties affected thereby. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. Notwithstanding anything in this paragraph 8 to the contrary, the provisions of clause (g) of paragraph 2 shall not be amended, modified or waived without GCC's written consent.

9.	No Third-Party Beneficiaries.  Nothing contained in this
Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

10.	Successors and Assigns.  This Agreement shall be binding
upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors, and assigns.

11.	Further Documents.  Each Party hereto agrees to execute
any and all documents and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

12.	No Representations or Warranties.  Except as expressly set
forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral express or implied.

13.	Severability.  If any nonmaterial portion of this
Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed to have been severed out of this Agreement and the Parties acknowledge that the balance of this Agreement shall be valid and enforceable.

14.	Headings.  The descriptive headings of the several
sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

15.	Counterparts.  This Agreement may be executed in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.	Due Authorization.  Each Party to this Agreement hereby
represents and warrants that (i) such Party is duly-authorized to enter into this Agreement; and (ii) the person purporting to execute this Agreement on behalf of such Party has been duly-authorized to execute this Agreement on behalf of and bind such Party.

17.	Attorneys' Fees.  In any action or proceeding brought by a
Party hereto against any other Party hereto to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs from the other Party in addition to any other available remedy; provided, however, that nothing contained herein shall be deemed to entitle the Committee to recover any attorneys' fees from any other Party, or to pay any attorneys' fees to any other Party.

18.	Limitation of Disclosure.  The Creditor Parties agree
that, prior to the filing of a plan of reorganization and disclosure statement for GCC which is predicated on a Qualified Bid, the Creditor Parties will not disclose the terms of this Agreement, of the Bid or of Exhibit "A" to any person or entity other than an Intended Participant, its counsel or its financial advisors; without the prior written approval of AMCE, except as otherwise required by applicable law, rule or governmental regulation.


                     [Remainder of this page intentionally
blank

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date and year first above written.

AMC ENTERTAINMENT INC.


					        By:	/s/  Peter C. Brown
							Name:	Peter C. Brown
Title:	Chairman, Chief
Executive Officer and
President



	THE COMMITTEE OF UNSECURED CREDITORS
	IN THE CHAPTER 11 CASES OF THE
	GCC DEBTORS


					        By:	/s/  William S. Kaye
							Name: William S. Kaye
							Title:	Chairman




	GENERAL ELECTRIC CAPITAL CORPORATION


					        By:	/s/  Jeff Fitts
							Name: Jeff Fitts
							Title:	Senior Risk Manager




	HARCOURT GENERAL, INC.


					        By:	/s/  Paul Richardson
							Name: Paul Richardson
							Title:	Vice President


December 6, 2001

Term Sheet for the Acquisition of GC Companies, Inc. ("GCC") by AMC Entertainment Inc. ("AMCE")


A.	Classification and Treatment of Claims and Interests
(a) Unclassified Claims (not entitled to vote)

Administrative Claims: On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Administrative Claim will receive payment in full in cash of the unpaid portion of such Allowed Administrative Claim.

DIP Financing Claims: On the Effective Date, or as soon thereafter as practicable, the holders thereof will receive payment in full in cash of the Allowed DIP Financing Claims.

Priority Tax Claims: At the option of AMCE, each holder of an Allowed Priority Tax Claim will receive either (i) payment in full in cash on the Effective Date or as soon thereafter as practicable, or
(ii) payment over a six year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code with interest payable at 7% annually or at such other rate agreed to by AMCE and the holder of such claim or determined by the Bankruptcy Court; provided, however, that any Allowed Priority Tax Claim for which any member of the GECC Group is liable, the payment of which is demanded from such member by the applicable taxing authority, shall be payable upon the later of the date of such demand or the Effective Date.




(b) Unimpaired Claims (deemed to accept)

Class 1?Other Priority Claims: On the Effective Date, or as soon thereafter as practicable, each holder of a Class 1 Claim will receive payment in full in cash of such Allowed Other Priority Claim.

Class 2?Secured Claims other than Banks, Heller and GECC Group: As to each Class 2 Claim, at the option of AMCE, AMCE will either
(i) reinstate such Class 2 Claim by curing all outstanding defaults with all legal, equitable, and contractual rights remaining unaltered, except as permitted by 11 U.S.C. Section 1124(2), (ii) pay in full the allowed amount of such Class 2 Claim in cash on the Effective Date or as soon thereafter as practicable or (iii) satisfy such Class 2 Claim by delivering to the claimant the collateral securing such claim.

Class 3?Claims of Heller: As to each Class 3 Claim, AMCE will reinstate such Class 3 Claim by curing all outstanding defaults and leaving all legal, equitable, and contractual rights unaltered, except as permitted by 11 U.S.C. Section 1124(2); provided, that, AMCE shall have the right to pay such Allowed Class 3 Claim in full in cash on the Effective Date, or as soon thereafter as practicable, in full satisfaction of such Allowed Class 3 Claim. For purposes of the foregoing, Heller shall be deemed to have an allowed Class 3 Claim in the amount of $28,408,027 as of December 4, 2001, which amount shall be reduced by the principal portion of any payments made by GCC through the Effective Date.



(c) Impaired Claims (entitled to vote)

Class 4?Claims of Banks: For purposes of the Plan, Fleet National Bank, N.A. ("Fleet") and The Bank of Nova Scotia (collectively, the "Domestic Banks") shall be deemed to have Allowed Class 4 Claims of $44.6 million. On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 4 Claim will receive New AMCE Notes with a face amount equal to 100% of its Allowed Class 4 Claim ; provided, however, that each holder of a Class 4 Claim may elect to receive, in lieu of its New AMCE Notes, cash in an amount equal to 87.5% of the New AMCE Notes to which it would otherwise be entitled (such option being hereinafter referred to as the "New AMCE Notes Exchange Option"). Whether or not the New AMCE Notes Exchange Option is exercised, the consideration provided for herein shall be in full satisfaction of the Allowed Class 4 Claims for all purposes, and without limiting the foregoing, will be deemed to fully satisfy all claims and rights of the holders of such claims against Harcourt General, Inc. ("Harcourt") under that certain Intercreditor Agreement dated January 26, 1999 (the "Intercreditor Agreement") between Harcourt and Bank Boston, N.A. (n/k/a Fleet National Bank, N.A.), as administrative agent for the Domestic Banks.

GCC's Guaranty of Hoyts General Cinemas South America's Credit
Facilities: As a condition of the treatment of the Class 4 Claims as described above (the "JV Loan Purchase Condition"), prior to the Effective Date, the lenders (the "SA Lenders") to Hoyts General Cinemas South America (the "JV") shall have sold, and GCC shall have purchased, one half of the SA Lenders' loans to the JV (the "GCC JV Loan Portion") for no more than 87.5% of the face amount of that portion of such JV loans (the "JV Loan Purchase"), and the SA Lenders shall have released GCC from any liability by reason of GCC's several guaranties (collectively, the "GCC Guaranty") of the JV's credit facilities. Notwithstanding the foregoing, GCC may, at its option, purchase the GCC JV Loan Portion of less than all of the SA Lenders; in such event, any claim against GCC under the GCC Guaranty shall be released with respect to such GCC JV Loan Portion, and in no event shall the JV Loan Purchase Condition be satisfied for purposes of this Term Sheet unless the entire JV Loan Purchase with respect to the GCC JV Loan Portion has occurred. Any JV Loan Purchase shall be financed by borrowings under the DIP facility or a successor DIP facility.


Bank Support Agreement Condition If Fleet and Bank of America, N.A. ("BofA"), each on behalf of itself and its affiliates, foreign and domestic, in their respective capacities as administrative agent(s) and lender(s) to GCC and its affiliates and joint ventures, foreign and domestic) (collectively, the "Banks") have not entered into a Support Agreement similar to the Support Agreement described in Section B.i below agreeing to the treatment of Class 4 Claims and the satisfaction of the JV Loan Purchase Condition described above by a date selected by AMCE (but in any event not later than at least one day prior to the Bankruptcy Court hearing for the LOI described in Section B.iii below) (the "Bank Support Agreement Condition"), then the treatment of Class 4 Claims under this Term Sheet (and, in the event that AMCE selects Option B below, Class 8 Claims {as defined in Option B} that would otherwise be classified in Class 6) shall be modified, at AMCE's option, to consist of the treatment described under Option A, Option B or Option C below, and the terms of the selected option shall become part of this Term Sheet, unless otherwise agreed by AMCE and the Banks, so long as such alternative agreed upon treatment of Class 4 Claims and claims arising under or relating to the GCC Guaranty under this Term Sheet does not have a material adverse effect on the treatment of any other class of claims under this Term Sheet:

Option A:
? The JV Loan Purchase Condition shall be waived. In lieu thereof, GCC shall reject the GCC Guaranty (to the extent, if any, that it is an executory contract), and the SA Lenders may assert a general unsecured Class 6 claim against GCC therefor (the "GCC Guaranty Claim"). To the extent that the GCC Guaranty Claim is allowed by the bankruptcy court, it shall be the "Allowed GCC Guaranty Claim." AMCE will make available for distribution on account of the Allowed GCC Guaranty Claim New AMCE Stock with a Plan Value equal to that fraction of the Allowed GCC Guaranty Claim, the numerator of which is the total Plan Value of the New AMCE Stock (plus, if applicable under clause (b) of the Conditional Class 6 Recovery, the Plan Value of the Top-Up AMCE Stock and any cash substituted by Harcourt therefor) that would have been distributed to the holders of Allowed Class 6 Claims had the Bank Support Agreement Condition not been waived and this provision had not become effective, and the denominator of which is the total amount of the Allowed Class 6
Claims other than the Allowed GCC Guaranty Claim. The Plan Value of such New AMCE Stock with respect to each Allowed GCC Guaranty Claim shall be applied to reduce the amount of debt outstanding under the JV credit facility to which each Allowed GCC Guaranty Claim relates.
? If the fair market value of the New AMCE Notes (based on the average of the bid and ask prices on the trading date immediately prior the date of distribution) to be distributed to holders of Allowed Class
4 Claims is less than the Allowed Class 4 Claims, then such holders shall be entitled to receive additional New AMCE Notes with a fair market value equal to the deficiency.

Option B:
? All nonpriority, unsecured claims against GCC that (i) are not also claims against any direct or indirect subsidiary of GCC that is a chapter 11 debtor and (ii) would otherwise have been classified in Class 6, including without limitation any claim arising under or relating to the GCC Guaranty, shall be separately classified in a new Class 8. The holders of allowed unsecured claims in Class 8, including without limitation claims arising under or relating to the GCC Guaranty, shall receive New AMCE Stock with a Plan Value (as defined in footnote 9 below) or, at AMCE's option, cash, equal to 5% of each holder's Allowed Class 8 Claim.
? If the fair market value of the New AMCE Notes (based on the average of the bid and ask prices on the trading date immediately prior to the date of distribution) to be distributed to holders of Allowed Class 4 Claims is less than the Allowed Class 4 Claims, then such holders shall be entitled to receive additional New AMCE Notes with a fair market value equal to the deficiency.

Option C:
? The Class 4 Claims and any claims arising under or relating to the GCC Guaranty shall be treated in such manner as AMCE designates, so long as such treatment does not require any reduction in the amount of the consideration that would have been received by the holders of allowed claims in any other class absent such treatment of Class 4 claims or claims arising under or relating to the GCC Guaranty.


Class 5?Claims of the GECC Group: For purposes of the Plan, the GECC Group shall be deemed to have Allowed Class 5 Claims in the aggregate amount of $78.3 million .

On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 5 Claim secured by identifiable equipment or leaseholds (i.e., all members excluding Fifth Third and Bank Leumi), whose Allowed Class 5 Claims are estimated to be $71.1 million in the aggregate, will receive the following consideration (i) New AMCE Notes with a face amount equal to 90% of its Allowed Class 5 Claim (i.e., $64 million in the aggregate) ; provided, however, that each Allowed Class 5 Claim holder shall have the right to exercise the New AMCE Notes Exchange Option for the New AMCE Notes to which it would otherwise be entitled (i.e., for $56 million in cash in the aggregate); and (ii) New AMCE Stock (as defined below) with an aggregate Plan Value (as defined below) equal to 4.5% of its Allowed Class 5 Claim (i.e., $3.2 million Plan Value).

On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 5 Claim secured by unidentifiable equipment (i.e., Fifth Third and Bank Leumi), whose Allowed Class 5 Claims are estimated to be $7.2 million in the aggregate, will receive the following consideration (i) New AMCE Notes with a face amount equal to 50% of its Allowed Class 5 Claim (i.e., $3.6 million in the aggregate); provided, however, that each Allowed Class 5 Claim holder shall have the right to exercise the New AMCE Notes Exchange Option for the New AMCE Notes to which it would otherwise be entitled (i.e., for $3.15 million in cash in the aggregate); and (ii) New AMCE Stock (as defined below) with an aggregate Plan Value (as defined below) equal to 22.5% of its Allowed Class 5 Claim (i.e., $1.62 million Plan Value).

Class 6?Unsecured Claims Other Than Any Unsecured Claims of the Banks, Heller, the GECC Group, or Harcourt: On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 6 Claim will receive New AMCE Stock with an aggregate Plan Value equal to such holder's pro rata share of the sum of (a) Base Class 6 Recovery plus
(b) the Conditional Class 6 Recovery (if any), each as defined below; provided, that in no event shall holders of Allowed Class 6 Claims receive New AMCE Stock with a Plan Value in excess of 100% of their Allowed Claims.

The "Base Class 6 Recovery" shall be equal to:
(v) $36 million (plus, if and only if (A) AMCE exercises its rights to require GCC to reject any real estate lease under 11 U.S.C. Section 365 which GCC has not already rejected , other than the Bay Plaza Expansion {which does not include the existing Bay Plaza location}, Erie Commons, Summit Park and Midway Mall leases, (any such newly rejected lease other than the Bay Plaza Expansion, Erie Commons, Summit Park and Midway Mall leases being a "Newly Rejected Lease") and (B) AMCE has been afforded the reasonable opportunity to renegotiate the terms of such Newly Rejected Lease prior to such rejection, 32/45's (or 71.1%) of the allowed unsecured claim of the lessor arising as a result of such rejection of the Newly Rejected Leases); plus
(w) to the extent that any Class 6 Claims are allowed on account of the rejection of the theatre leases known as Rancho (Unit 422), Galleria (Unit 744), Lincoln Mall (Unit 870) or Deerfield 8 (Unit 922) (such Allowed Class 6 Claims being hereinafter referred to in the aggregate as the "Allowed Designated Lease Claims"), the positive amount (if any) that results from multiplying (i) the lesser of $1.4 million or the Allowed Designated Lease Claims, minus (in either case) the amount, if any, which results from subtracting the aggregate Allowed Claims of John Berylson and Michael Greeley from $4 million and (ii) that fraction, the numerator of which fraction is the total Plan Value of the New AMCE Stock (plus, if applicable under clause (b) of the Conditional Class 6 Recovery, the Plan Value of the Top-Up AMCE Stock and any cash substituted by Harcourt therefor) that would have been distributed to the holders of Allowed Class 6 Claims had the Allowed Designated Lease Claims been zero, and the denominator of which is the total amount of the Allowed Class 6 Claims other than the Allowed Designated Lease Claims; plus
(x) the sum of the following: (i) the amount by which 87.5% of the face amount of the GCC JV Loan Portion exceeds the amount which GCC pays to purchase the GCC JV Loan Portion from the SA Lenders if the Bank Support Agreement Condition is satisfied (and not waived), and GCC purchases the GCC JV Loan Portion from the SA Lenders (the amount so paid for such purchase being the "Actual JV Loan Purchase Price"); plus
(ii) 50% of the amount by which the Actual JV Loan Purchase Price exceeds 73.55% of the face amount of the GCC JV Loan Portion. For purposes of applying the foregoing formulas, the Actual JV Loan Purchase Price shall be deemed to be 87.5% of the face amount of the GCC JV Loan Portion; provided, however, that if the Bank Support Agreement Condition is satisfied (and not waived), and GCC purchases the GCC JV Loan Portion from the SA Lenders, the Actual JV Loan Purchase Price shall be deemed to be the greater of (a) the amount which GCC actually pays to purchase the GCC JV Loan Portion, and (b) 73.55% of the face amount of the GCC JV Loan Portion (so that the Plan Value of the New AMCE Stock to be distributed to the holders of Allowed Class 6 Claims pursuant to this clause (x) shall (i) be $1.5 million if the Bank Support Agreement Condition is not satisfied and GCC does not purchase the GCC JV Loan Portion from the SA Lenders, and (ii) in no event be less than $1.5 million and in no event be more than $3 million if the Bank Support Agreement Condition is satisfied (and not waived) and GCC purchases the GCC JV Loan Portion from the SA Lenders); minus
(y) the amount (if any) by which the aggregate amount of the "Deduction Claims" exceeds $20 million; plus
(z) the amount (if any) by which the aggregate amount of the "Deduction Claims" is less than $20 million.

As used herein, the term "Deduction Claims" shall be defined as the aggregate sum of the Administrative Claims (exclusive of operating expenses incurred or accrued and paid in the ordinary course of business for goods and services), plus retention, severance and bonus payments (including bonuses paid in the normal course) (without duplication), plus the Priority Tax Claims, plus the Class 1 Claims, plus the Class 2 Claims, plus the Cure Claims, plus the adequate protection payments, less the GECC Excess Payments and any adequate protection payments made to Heller subsequent to August 1, 2001 and applied to the reduction of the pre-petition principal amount of Heller's Class 3 Claim, in all instances whether payments on behalf of such Deduction Claims were made from August 1, 2001 through the Effective Date or whether such Deduction Claims are outstanding on the Effective Date; provided, however, that the component of Deduction Claims that relates to severance and retention payments, including amounts paid under the Amended and Restated Termination and Change of Control Agreements approved by the Bankruptcy Court's Order dated March 16, 2001 but not including any bonuses paid in the normal course, shall be deemed to equal $5 million regardless of the actual amounts that are paid through the Effective Date or outstanding on the Effective Date; bonuses paid in the normal course shall constitute a Deduction Claim based on the actual amount of such bonuses paid. All fees and expenses incurred by the post-confirmation Committee, the Unsecured Stock Trust, the Class 6 distribution agent and any and all sub-agents, professionals and others employed by any or all of them (including, without limitation, the debtors-in-possession's present or former employees and counsel), shall be satisfied exclusively from assets or cash otherwise distributable to the holders of Allowed Class 6 Claims pursuant to this Term Sheet. Additionally: (i) any fees due and payable to the Office of the United States Trustee pursuant to section 1930(a)(6) of title 28 of the United States Code with respect to any chapter 11 cases that remain open from and after the Effective Date of the Plan shall be paid and satisfied exclusively from the assets or cash otherwise distributable to the holders of Allowed Class 6 Claims; provided that, except as set forth below with respect to General Cinema Theatres, Inc. ("GCT") and, under certain circumstances, GCC, all of the GCC debtors' cases will be closed as of the Effective Date, or as soon thereafter as reasonably practicable; provided further, that GCT will move to close its case promptly when requested to do so by the post-confirmation Committee after resolution of all disputed Class 6 Claims and (but only if Option B under the "Bank Support Agreement Condition" is chosen) the GCC case will be closed promptly after resolution of all disputed Class 8 Claims. Any fees and expenses (including, without limitation, professional fees and expenses) incurred by the post-confirmation Committee in objecting to or otherwise resolving Administrative Claims and Priority Tax Claims shall be satisfied exclusively from the assets or cash otherwise distributable to the holders of Allowed Class 6 Claim, it being understood that the reorganized debtors shall have no obligation to object to or otherwise resolve Administrative Claims and Priority Tax Claims, that any such objection or resolution shall be at the option, risk and expense of the post-confirmation Committee and that the reorganized debtors will be reimbursed for any out-of-pocket expenses incurred as a result of any such objection or resolution.

The "Conditional Class 6 Recovery" shall be equal to the sum of the following, which shall be conditioned upon occurrence of the conditions described in clauses (a) and (b) and may therefore be zero: (a) If the JV Loan Purchase Condition is waived and AMCE selects Option A described above under the heading "Bank Support Agreement Condition," the Plan Value of New AMCE Stock to be made available by AMCE to the holders of the Allowed GCC Guaranty Claim, plus (b) to the extent any pre-petition claims are allowed on account of the rejection of any of the Identified Leases (any such allowed claims being "Allowed Identified Lease Claims"), Harcourt shall, at its own expense, purchase AMCE Stock in the open market (or New AMCE Stock if agreed by AMCE) for distribution to the holders of Allowed Class 6 Claims such that, when added to the New AMCE Stock made available by AMCE under the Base Class 6 Recovery and any New AMCE Stock to be distributed under clause (a) above, the AMCE Stock made available by Harcourt is sufficient to enable holders of Allowed Class 6 Claims other than the holders of Allowed Identified Lease Claims to receive the same amount of AMCE Stock per dollar amount of their Allowed Class 6 Claims as they would have received if the Allowed Identified Lease Claims had not been allowed (the "Top-Up AMCE Stock"); provided, that Harcourt may satisfy this obligation by delivering, in its discretion, either a number of shares of AMCE Stock equal to the Top-Up AMCE Stock or cash in an amount equal to the market value of the Top-Up AMCE Stock as of the Effective Date. Except as provided in the preceding clause (b), Harcourt shall have no responsibility with respect to any distributions to third party holders of any Allowed Class 6 Claim. The Conditional Class 6 Recovery is intended to provide for the same treatment to the holders of Allowed Class 6 Claims that are determined to be such under the conditions described in clauses (a) and (b) of this paragraph (in terms of the number of shares of AMCE Stock per dollar of Allowed Class 6 Claims) as other holders of Allowed Class 6 Claims would receive if the claims described in clauses (a) and (b) had not become Allowed Class 6 Claims), and the Conditional Class 6 Recovery shall be interpreted accordingly.

Notwithstanding anything to the contrary contained herein, the treatment of Allowed Class 6 Claims under this Term Sheet is predicated upon the assumption that all of the Identified Leases (other than the Erie Commons, Summit Park and Midway Mall leases, which shall be rejected) and all other leases that were assigned by any of the GCC Debtors to any party other than one of the GCC Debtors (the "Assigned Leases") have been rejected or have deemed rejected under section 365(d) of the Bankruptcy Code. Accordingly, notwithstanding anything to the contrary contained herein, the GCC Debtors shall reject all Identified Leases that have not been previously rejected, and all Assigned Leases that have not been previously rejected, without any additional obligation on the part of AMCE.

Notwithstanding anything to the contrary contained herein, in the event that AMCE elects to treat claims arising under or relating to the GCC Guaranty and other nonpriority unsecured claims that are solely claims against GCC (but not against any subsidiary chapter 11 debtor) that would otherwise be classified in Class 6 in accordance with Option B under the "Bank Support Agreement Condition" above, then such claims shall not be included in Class 6 and shall not be entitled to treatment in accordance with the provisions regarding Class 6 claims. Instead, all such claims shall be treated as Class 8 claims in accordance with Option B.

Notwithstanding the foregoing, upon the agreement of AMCE and the Committee, Class 6 may be divided into two or more sub-classes which may each receive different treatment under the Plan, provided that the aggregate consideration distributable to such sub-classes does not exceed the total consideration otherwise distributable to Class 6 pursuant to this term sheet.

Class 7?Claims of Harcourt: On the Effective Date, or as soon thereafter as practicable, in full satisfaction of Harcourt's Class 7 Claims (i) Harcourt will receive cash in an amount equal to $1 million; and (ii) AMCE shall, as to each of the Harcourt Leases (as defined below) either (a) agree to become a substitute guarantor of such Harcourt Lease in exchange for the lessor under such Harcourt Lease releasing Harcourt from all claims thereunder or (b) absent such a release of Harcourt by the applicable lessor, provide an indemnification to Harcourt against any further liability related to such Harcourt Lease (which indemnification shall include any and all costs and liabilities of Harcourt arising after the Effective Date in connection with a default under such Harcourt Lease, including but not limited to reasonable fees of counsel, but shall not include any guarantee fee or other payment that is not based upon actual costs incurred by Harcourt in satisfying or defending its obligations under the applicable Harcourt Lease). For purposes hereof, "Harcourt Lease" includes all leases (a) under which Harcourt was the original tenant, is a guarantor or is otherwise liable for rent upon GCC's default in payment thereof, (b) that have not been rejected by GCC as of the date of this Term Sheet (other than the Erie Commons, Summit Park and Midway Mall leases, which GCC shall reject and all three such leases shall not be deemed to be Harcourt Leases), and (c) that have not previously been assigned by any of the Debtors to any party other than an affiliate of the Debtors. Without limiting the foregoing, none of the Identified Leases shall be deemed to be a Harcourt Lease. The Harcourt Leases, which include without limitation the Reserved Leases (as defined below), shall be assumed as part of the plan of reorganization, without any payment or subsidy from Harcourt. No Harcourt Lease shall be rejected without Harcourt's consent, unless otherwise agreed by AMCE and Harcourt in connection with the Harcourt Lease renegotiations described below.

AMCE acknowledges that Harcourt has paid certain cure costs to the lessors under the Plaza at Chapel (Unit 496) and Centennial (Unit 942) leases, and Harcourt will be reimbursed under the plan of reorganization for such cure costs to the extent such cure costs would otherwise be required to be paid to such lessors in connection with the assumption of such leases, in lieu of any claim with respect to such cure costs by such lessors.

Harcourt shall also be released from all claims of the Domestic Banks under the Intercreditor Agreement, and the Reimbursement and Security Agreement described therein shall terminate and be of no further force or effect.

AMCE shall use reasonable commercial efforts (which shall not be interpreted to require AMCE to pay any amount other than its own attorneys' fees) to renegotiate the Harcourt Leases prior to the Effective Date. Except as provided in the following sentence, Harcourt shall be entitled to participate in such renegotiations until the Effective Date, but direction and control of such renegotiations shall be at AMCE's sole and absolute discretion. Harcourt shall not be entitled to participate in renegotiation of the Springfield, Hollywood Galaxy or Centennial Lakes leases (the "Reserved Leases"); provided, that AMCE shall keep Harcourt reasonably informed with respect to the status of such negotiations and provided, further, that AMCE shall not seek or obtain lease concessions on other leases AMCE may have with the lessors under the Reserved Leases in lieu of lease concessions under
the Reserved Leases without Harcourt's consent.   If the renegotiation
of any Reserved Lease results in an agreement with the lessor for a replacement lease or lease buyout within the time frames set forth below, Harcourt will be entitled to the following: (i) with respect to each Reserved Lease for which an agreement for a replacement lease or lease buyout is executed prior to the Effective Date, Harcourt will be entitled to receive New AMCE Stock with a Plan Value of $250,000 on the Effective Date; and (ii) with respect to each Reserved Lease for which AMCE received a written proposal from the lessor for a replacement lease or lease buyout prior to the Effective Date and for which AMCE and such lessor execute an agreement for a replacement lease or lease buyout within six (6) months after the Effective Date on terms that are at least as favorable to the lessee (after taking into account any payment to Harcourt pursuant to this Term Sheet) as those contained in such proposal, Harcourt will be entitled to receive New AMCE Stock with a Plan Value of $250,000 within ten (10) business days following execution of such post-Effective Date agreement.

Harcourt agrees that it will work cooperatively with AMCE with respect to the renegotiation of the Harcourt Leases. Regardless of whether Harcourt participates in a renegotiation, Harcourt shall receive the net present value, using a 10% discount rate, of 50% of any rent reductions (net of inducement payments, if any, paid by AMCE) that are renegotiated prior to the Effective Date for any of the Harcourt Leases (excluding any rent reductions that may be part of a replacement lease with respect to a Reserved Lease or a lease buyout of a Reserved Leases, but otherwise including any rent reduction on a Reserved Lease). For purposes of the foregoing, a rent reduction will be deemed to have been renegotiated prior to the Effective Date if either (a) the rent reduction is documented by an executed and fully effective lease amendment (a "Harcourt Lease Amendment") prior to or on the Effective Date, or (b) notwithstanding that a Harcourt Lease Amendment was not obtained by the Effective Date, (1) the rent reduction was evidenced by a written proposal from the lessor under the applicable Harcourt Lease prior to the Effective Date and (2) a Harcourt Lease Amendment is executed within six (6) months following the Effective Date that includes terms that are at least as favorable to the lessee (after taking into account any payment to Harcourt pursuant to this Term Sheet) as those contained in such proposal. Amounts to which Harcourt is entitled under this paragraph, if any, shall be payable in cash on the later of (i) the Effective Date, or as soon thereafter as practicable, or (ii) the date of execution of the applicable Harcourt Lease Amendment.

Furthermore, except for Springfield Mall, Virginia (Unit 867); Southlake, Indiana (Unit 875); Ford City, Illinois (Unit 940); and Bay Plaza, New York (Unit 902), AMCE shall not extend the term of any of the leases of which Harcourt is a guarantor beyond its current term, unless Harcourt is provided evidence reasonably satisfactory to it that it is not liable, or is removed, as guarantor of the applicable lease for any such extension period.

GCC shall also assign to Harcourt, without representation or recourse, all of GCC's right, title and interest in, to and under any collateral or security, including without limitation any letters of credit, guaranties and other security or documents supporting the non-GCC assignee's or subtenant's liability under any Assigned Leases under which Harcourt may have contingent liability, whether as a guarantor, original tenant or otherwise.

Harcourt's (and its affiliates') recovery and distribution under the Plan shall be exclusively as set forth in this treatment of Class 7 Allowed Claims, and Harcourt (and its affiliates) shall not be entitled to assert any claim in Class 6, whether in its own name, in the name of a third party landlord, as subrogee, as assignee or otherwise. As of the Effective Date of the Plan, Harcourt (and its affiliates) shall be deemed to have withdrawn any and all proofs of claim asserted against the GCC Debtors in any and all such capacities, with prejudice.

Class 8 -- Nonpriority, unsecured claims against GCC that are not also claims against any direct or indirect subsidiary of GCC that is a chapter 11 debtor and that would otherwise have been classified in Class 6 As provided under Option B of the heading "Bank Support
Agreement Condition" above.

Class 9?Common Stock Interests (including any Allowed Claims subordinated to the level of common stock under section 510(b) of the Bankruptcy Code): Subject to satisfaction of the Class 9 Participation Conditions (as defined below), a new limited liability company ("New Investments LLC") will be formed as a business development company under the Investment Company Act of 1940 (the "1940 Act"), which will acquire from GCC Investments Inc. ("Investments Inc.") its 99% interest in GCC Investments LLC ("Investments LLC"). Immediately prior to such acquisition any investment portfolio assets that are owned by Investments Inc. will be transferred to Investments LLC.

If and only if the Class 9 Participation Conditions are satisfied, and not otherwise, holders of Allowed Common Stock Interests shall receive the following consideration on the Effective Date, or as soon thereafter as practicable:

(i) Each such holder shall receive its Pro Rata Share of $100,000 cash plus a percentage to be agreed of the limited liability interests (the "LLC Interests") of New Investments LLC not exceeding 15% of the equity of New Investments LLC (the "Class 9 Percentage"). As used herein, "Pro Rata Share" means the percentage calculated by dividing such holder's Allowed Common Stock Interest by the aggregate amount of all Allowed Common Stock Interests;

(ii) Each such holder shall have the right, which shall be assignable to other holders and affiliates, to pro rata participation (together with oversubscription rights) in a rights offering conducted by and at the expense of New Investments LLC pursuant to a registration statement (the "Rights Offering") to raise an amount to be agreed of not less than $12.5 million of additional equity financing for New Investments LLC (the "Rights Offering Investment"), in consideration for which the holders who participate in the Rights Offering shall receive an agreed percentage based upon the amount raised in the Rights Offering of at least 75% of the equity of New Investments LLC minus the Class 9 Percentage, allocated proportionately based upon their respective participation in the Rights Offering. New Investments LLC will use diligent efforts to make the Rights Offering available to the all holders of Allowed Common Stock Interests pursuant to an effective registration statement and will indemnify AMCE and GCC against all loss, damage or expense related to the Rights Offering. If, notwithstanding New Investment LLC's diligent efforts, such registration statement is not or cannot reasonably be anticipated to be made effective within thirty (30) days after the Effective Date, or the Rights Offering cannot be practicably conducted in compliance with the securities laws, then New Investments LLC at its option may raise at least $12.5 million through a private placement offering conducted in compliance with the securities laws (the "Substituted Private Offering").

The remaining equity interests in New Investments LLC will be a special class of equity interests (the "Preferred LLC Interests") which will be owned by AMCE, or at AMCE's election, Reorganized GCC or another of AMCE's designees. The Preferred LLC Interests will be entitled to receive a $5.1 million distribution priority and will represent a percentage to be agreed of not more than 25% of the equity of New Investments LLC, and will further be subject to an option in favor of New Investments LLC to purchase all, but not less than all, of such Preferred LLC Interests for $5.1 million in cash within 30 days after the Effective Date. In the event such option is not exercised, AMCE or its designee shall have the right to put such Preferred LLC Interests to New Investments LLC after 30 days for such $5.1 million amount. New Investments LLC shall not incur debt or grant liens upon its assets without the consent of the holders of the Preferred LLC Interests while they remain outstanding.

If (a) prior to the confirmation of the Plan, members of the Richard A. Smith family (the "Smith Family") and any other holder of Allowed Common Stock Interest (collectively, the "Rights Offering Guarantors") have not guaranteed that at least the minimum Rights Offering Investment will be raised, (b) the minimum Rights Offering Investment is not funded, or the Substituted Private Offering in the same amount is not funded, at the Effective Date, or (c) the holders of Allowed Common Stock Interests do not vote to accept the Plan (the "Class 9 Participation Conditions"), the holders of Allowed Common Stock Interests shall receive no consideration under the Plan.

For purposes of the foregoing, all references above to amounts or percentages that are to be "agreed" shall require the agreement of the Rights Offering Guarantors.

Notwithstanding anything to the contrary contained herein, in the event than any class of claims does not accept the Plan, and the Bankruptcy Court determines that the proposed treatment of Class 8 as set forth above violates the provisions of section 1129(b)(2) of the Bankruptcy Code with respect to the treatment of such nonaccepting class, the treatment of Class 9 shall be modified in any manner elected by AMCE that will cause the Plan not to violate the provisions of section 1129(b)(2) of the Bankruptcy Code.

Class 10 ? Common Stock Options: The holders of Common Stock Options shall receive no distribution. On the Effective Date all Common Stock Options and any other equity interests will be canceled.

B.	Conditions to Proceeding With Term Sheet
In order to proceed with the transaction contemplated by this Term Sheet, AMCE will require:

 i) Harcourt, GECC and the Creditors' Committee,
shall have executed by December 6, 2001, or such date
up to 15 days later as may be acceptable to AMCE, a
support agreement (the "Support Agreement"), which
will incorporate the terms of this Proposal and
include, among other provisions, support provisions
whereunder all of the signatories will agree, among
other things, that each of them: (I) will support a
bid by AMCE for the acquisition of all of the stock
of GCC by AMCE and a plan of reorganization for GCC
that provides for such acquisition incorporating the
terms of this Term Sheet (the "Plan") in accordance
with the Bankruptcy Code as soon as practicable;
(II) will use its commercially reasonable efforts
(which will not be interpreted to require a party to
pay any amount other than its own attorneys' fees) to
achieve confirmation of the Plan including, in the
case of the Creditors' Committee, recommending to
general unsecured creditors that the Plan be
confirmed; (III) will not support or solicit any bid
for GCC or any other GCC debtor or for any assets
thereof other than by AMCE; and (IV) will not vote
for, consent to, support, or participate in the
negotiation or formulation of any other plan other
than the Plan or any disposition of any substantial
portion of the assets of GCC to any party other than
AMCE.
 ii) GCC shall have executed by December 6, 2001, or
such date up to 15 days later as may be acceptable to
AMCE, an interim operating agreement in form and
substance agreed to by AMCE as of this date that will
govern various aspects of the management of GCC
through and including the effective date of a plan of
reorganization for GCC, and an order of the
Bankruptcy Court authorizing and approving the
interim operating agreement shall have been entered
by January 15, 2002, or such later date as may be
acceptable to AMCE.
 iii) GCC shall have executed by December 6, 2001, or
such date up to 15 days later as may be acceptable to
AMCE, a letter of intent (the "LOI") incorporating
this term sheet in substantially the form attached
hereto as Exhibit B, including without limitation the
nonsolicitation, termination fee and reimbursement of
expenses provided thereunder, and an order of the
Bankruptcy Court authorizing and approving the LOI
shall have been entered by January 15, 2002, or such
later date as may be acceptable to AMCE, which order
shall provide, among other things, that the
termination fee and expense reimbursement shall
constitute allowed administrative claims against GCC
under Sections 503 and 507(a) of the Bankruptcy Code.
C.	 Conditions to Closing shall be as set forth in the LOI, which is incorporated herein by this reference
AMCE may, in its sole and absolute discretion, waive or modify any of the foregoing conditions in Sections B and C, other than confirmation of the Plan.

Existing Issue: $225 million principal amount of 9.5% Senior Subordinated Notes due 2011 of AMC Entertainment Inc. (the "Notes").

Issuer: AMC Entertainment Inc. ("AMCE" or the "Company").

Coupon: 9.5%, payable twice annually on February 1st and August 1st.

Maturity Date: February 1, 2011.

Optional Redemption: The Company may redeem the notes at its option, in whole or in part, at any time after February 1, 2004 at 104.75% of the principal thereof, declining ratably to 100.00% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date.

Change of Control: Upon a Change of Control, the holders of the Notes will have the right to require AMCE to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Ranking: The Notes are unsecured senior subordinated indebtedness ranking pari passu with all of AMCE's existing and future senior subordinated indebtedness. The payment of all obligations in respect of the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness. As of June 28, 2001, AMCE had approximately $73.2 million of net senior indebtedness and $199 million of pari passu indebtedness outstanding. In addition, the Notes are effectively subordinated to all liabilities of AMCE's subsidiaries, including trade payables but excluding: (i) intercompany obligations; (ii) liabilities under guarantees of AMCE's obligations; and
(iii) obligations under operating leases and other obligations not reflecting in AMCE's consolidated financial statements.

Certain Covenants: The indenture contains certain covenants that, among other things, restricts AMCE's ability and the ability of AMCE's subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends or make distributions in respect of capital; (iii) purchase or redeem capital stock; (iv) enter into transactions with certain affiliates; (v) become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in right of payment to the Notes; or (vi) consolidate, merge or sell all or substantially all of AMCE's assets, other than in certain transactions between one or more of AMCE's wholly-owned subsidiaries and AMCE.






Unit # Theatre Name
410 Pga
414 Gwinnett Place
421 Westdale
449 Galleria
466 Dublin Place
471 Coral Square
474 Central Park
476 Northland
477 Burnhaven
482 Pinellas Square
484 Point Nasa
493 Regency
499 Lindbergh
507 Janaf
514 Lakeside (2 Units)
662 Wyoming Valley
691 Columbia City
704 Lakehurst
713 Rutgers
716 Deerbrook
804 Crosscreek Mall
806 Erie Commons
809 Shelard Park
829 Mercer Mall
834 Lakeside (2 Units)
837 Hanes Mall
841 Wyoming Valley
846 Lafayette Sq
853 Merchants Walk
861 San Mateo
869 Sandy Springs 8
872 Summit Park
876 Columbia Mall
877 Chestefield
883 Westland
887 Colonial
888 Arlington Park
889 Ridgmar Town Sq
892 Eastland
894 Mall Of Memphis
901 Crossroads East
908 Lincoln Plaza 8
910 Esplanade Mall
912 Highland 10
915 Pembroke
918 Gateway Center
921 Mission Bay
923 Hairston
925 Fountains 8
928 Richardson
930 Pleasant Valley
934 Great Hills
939 Altamonte 8
941 Midway Mall
947 Lake Mary
952 Canton Cinema
953 Fashion Square
954 Market 7
955 Pittsford





AMC ENTERTAINMENT INC.
106 W. 14th Street, Suite 2000
Kansas City, Missouri 64105

December 6, 2001

GC Companies, Inc.
1300 Boylston Street
Chestnut Hill, Massachusetts 02467

Attn:	G. Gail Edwards
President and Chief Operating Officer

Dear Ms. Edwards:

The purpose of this letter of intent ("Letter") is to set forth certain non-binding understandings and certain binding agreements between AMC Entertainment Inc., a Delaware corporation ("AMCE" or "we"), and GC Companies, Inc., a Delaware corporation ("GCX" or "you"), and its affiliated debtors and debtors in possession (collectively, the "GCX Debtors") in cases under chapter 11 of the United States Bankruptcy Code that are currently pending the United States Bankruptcy Court for the District of Delaware (the "Court") as case nos. 00-3897
(EIK) to 00-3927 (EIK) (the "Chapter 11 Cases"), with respect to AMCE's acquisition of newly issued shares of GCX common stock ("New GCX Stock"), representing 100% of the outstanding capital stock of GCX as reorganized pursuant to a plan of reorganization in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion that (i) is in all respects consistent with this Letter and the Term Sheet (as defined below), (ii) does not impose on AMCE any liabilities or obligations in addition to or other than those provided in this Letter and the Term Sheet and (iii) contains such other provisions that AMCE reasonably deems necessary to protect AMCE (the "Plan"), on the terms and conditions described in this Letter (collectively, the "Proposed Transaction").

Sections 1 and 2 reflect our understanding with respect to the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, AMCE or the GCX Debtors with respect to the matters described therein.

	1.	Purchase of GCX and Subsidiaries.

(a) On the terms and subject to the conditions (which will be substantially in accordance with this Letter and the Term Sheet) to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into by AMCE and GCX with the approval of AMCE's Board of Directors and GCX's Board of Directors (the "Agreement") and the Plan (collectively, the "Transaction Documents"), AMCE intends to acquire substantially all of the assets, properties and business (the "GCX Business and Assets") of GCX and its subsidiaries through (i) AMCE's acquisition of the New GCX Stock on the effective date of the Plan (the "Effective Date"), (ii) acquisition by a designated AMCE subsidiary of all of the stock of General Cinema International, Inc., and
(iii) acquisition by a designated AMCE subsidiary of all or such portion of the stock of reorganized GCC Investments, Inc. as is determined under the treatment of GCX common stock holders as described in the Term Sheet.

(b) The Transaction Documents will provide that, at the Effective Date, the consideration specified in the Term
Sheet for the acquisition of GCX by AMCE attached hereto as
Exhibit I (the "Term Sheet") will be issued to or for the benefit of the claimants and equity holders in the Chapter
11 Cases as provided in the Plan.

(c) The Transaction Documents will provide that, at the Effective Date, the lessee of each of the domestic theatre leases that is assumed under the Plan shall be a single domestic operating corporation named "General Cinema
Theatres, Inc." ("Reorganized GCT") that will be a wholly-owned subsidiary of Reorganized GCX, except (i) as otherwise determined by AMCE in its sole discretion or (ii) to the extent any such lease is assigned to Reorganized
GCT, if the counterparty to such a contract or lease objects to such assignment and the Court does not approve such assignment (in which case the lessee will be the existing GCX Debtor that is lessee under such lease).

(d) The Transaction Documents will provide that, to the extent that on the Effective Date GCX has insufficient cash to repay GCX's debtor-in possession credit facility in full and to pay any unpaid "Deduction Claims" (as defined in the Term Sheet), AMCE will fund the shortfall. AMCE also will provide GCX, for presentation to the Court at the Plan confirmation hearing, evidence to support a finding by the Court that the working capital feasibility requirements for the Plan under Section 1129(a)(11) of the Bankruptcy Code are met.

	2.	Other Provisions.

		The Agreement will contain usual and customary representations, warranties, covenants and other agreements on behalf of GCX. In addition, AMCE's obligation to consummate the Proposed Transaction will be subject to satisfaction or waiver by AMCE of usual and customary conditions (in any event, not to include due diligence) prior to the Effective Date, including:

(a) Confirmation of the Plan by the Court (which condition may not be waived by AMCE);

(b) The confirmed Plan and the confirmation order therefor shall be satisfactory to AMCE in form and substance, provided that the Plan includes terms that are substantially the same as the terms set forth in the Term
Sheet;

(c) No material adverse change in the GCX Business and Assets between August 1, 2001 and the Effective Date, except for such changes that (i) are in the ordinary course of the operation of the GCX Business and Assets (taking into account the seasonality of GCX's business and the Chapter
11 reorganization), (ii) are contemplated by the Plan, or
(iii) occur as a result of the September 11, 2001 terrorist attacks, general economic conditions in South America or currency fluctuations with respect to South American countries;

(d) The Transaction Documents and other definitive documentation shall be in form and substance reasonably satisfactory to AMCE;

(e) Each material executory contract and unexpired lease (which includes all theatre leases) of any GCX Debtor not previously assumed, rejected or deemed to have been rejected shall have been assumed, rejected or assumed and assigned to a GCX or AMCE subsidiary designated by AMCE, as determined by AMCE in its sole discretion, except (i) as otherwise provided in the Term Sheet or (ii) if the counterparty to such a contract or lease objects to any such assignment and the Court does not approve such assignment. Each such executory contract and unexpired lease shall have been assumed, rejected or assumed and assigned, as the case may be, as designated by AMCE, by a final Court order satisfactory to AMCE, which may be the Court order confirming the Plan;

(f) Satisfaction of the JV Loan Purchase Condition described in the Term Sheet; provided, that the JV Loan Purchase
Condition shall be deemed to be waived (unless otherwise agreed by GCX and AMCE) if the SA Lenders (as defined in the Term Sheet) have not entered into a binding agreement satisfactory to AMCE regarding satisfaction of the JV Loan Purchase Condition at least one day prior to the Court hearing for the LOI Order (as defined below), and AMCE has not terminated its obligations under this Letter as a result of the absence of such agreement;

(g) Each of the lease amendments referenced in the table below shall have become effective:

PROPERTY STATUS OF AMENDMENT
Irving Mall, Irving, Texas (Unit 984) Fully executed, but not effective until Tenant assumes the Lease; but if the Lease is not assumed on or before December 31, 2001, the Amendment is null and void.
Barton Creek, Austin, Texas (Unit 982) Fully executed, but not effective until Tenant assumes the Lease; but if the Lease is not assumed on or before December 31, 2001, the Amendment is null and void.
Franklin Mills, Philadelphia, Pennsylvania (Unit 965) Amendment is fully executed but not effective until Tenant assumes Lease in bankruptcy.

(h) The GCX Business and Assets at the Effective Date shall be substantially the same as the GC Business and Assets reflected in GCX's consolidated financial statements at July 31, 2001 (taking into account the seasonality of GCX's business and the Chapter 11 reorganization), and GCX shall have operated the GCX Business and Assets in the ordinary course (taking into account the seasonality of GCX's business and the Chapter 11 reorganization) and paid ongoing ordinary course liabilities (including estimated taxes and assessments) consistent with past practices and GCX's Debtor in Possession Financing Budget and Cash Flow Projection dated November 5, 2001, except for any agreed-upon changes contemplated by the Transaction Documents or that are authorized by AMCE in accordance with that certain Interim Operating Agreement entered into by AMCE and GCX as of this date (the "IOA").

(i) Obtaining all necessary material consents or approvals of governmental bodies, lenders, lessors or other third parties;

(j) There shall be no pending or threatened litigation challenging or seeking to modify the Plan or any provision thereof, or that is likely in AMCE's reasonable judgment to have a material adverse effect upon the GC Business and Assets;

(k) GCX's representations and warranties in the Agreement shall be true in all material respects; and

(l) Issuance of the New GCX Stock, filing of an Amended and Restated Certificate of Incorporation for Reorganized GCX, adoption of Amended and Restated Bylaws of GCX, consummation of the restructuring contemplated by Section
1(c) above, delivery of certified copies of the Confirmation Order and the docket in the Chapter 11 Cases demonstrating that the Confirmation Order has become a final, non-appealable order of the Court and such other documents of conveyance, closing certificates and other documentation as AMCE may reasonably request.

	3.	Binding Agreements.  Upon execution of counterparts of this
Letter by you, the following lettered paragraphs of this Section 3 will constitute the legally binding and enforceable agreement of AMCE and GCX (in recognition of the significant costs to be borne by AMCE and GCX in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

		(a)	Access.  Subject to the terms set forth in paragraph
(j) below respecting confidentiality and certain other matters, GCX, on reasonable notice, will afford AMCE's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit in a reasonable manner the GC Business and Assets and to meet with GCX personnel before the Effective Date.

		(b)	Consents.  AMCE and GCX will cooperate with one
another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary material consents and approvals from governmental bodies, lenders, landlords and third parties necessary to consummate the Proposed Transaction, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transaction Documents and the Proposed Transaction. Without limiting the generality of the foregoing, GCX and AMCE shall file premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Filing"), as soon as reasonably practicable after execution of this Letter, but in any event within twenty (20) days following the earlier to occur of (i) Court approval of this Letter and the IOA, or
(ii) GCX filing the Plan with the Court.

		(c)	Definitive Agreement.  AMCE and GCX will negotiate in
good faith to arrive at a mutually acceptable definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date, but not later than December 21, 2001, subject to extension as provided in paragraph (d) below.

		(d)	Bankruptcy Process.  GCX shall file a motion seeking
an order of the Court approving the binding agreements contained in this Letter and the IOA (the "LOI Order") within three (3) business days after execution thereof, which motion shall be reasonably acceptable to AMCE in form and substance in the good faith exercise of its discretion. The LOI Order shall specifically provide for the Termination Payments provided for in paragraph (f)(ii) below and shall otherwise be reasonably satisfactory to AMCE in the good faith exercise of its discretion.

AMCE, GCX and the Committee of Unsecured Creditors in the Chapter 11 Cases (the "Committee") will cooperate in the preparation of the Plan, the disclosure statement therefor (the "Disclosure Statement"), the forms of ballots, solicitation procedures and Plan related procedures (collectively, the "Plan Procedures") and will use commercially reasonable efforts (which shall not be interpreted to require AMCE or GCX to pay any amount other its own attorneys' fees) to obtain Court approval and confirmation of the Agreement, Plan, Disclosure Statement and Plan Procedures and to implement the Plan in accordance with the following schedule:

(i)	The Court shall have entered the
LOI Order, in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion, on or before January 15, 2002.

(ii) The Plan, Disclosure Statement and Plan Procedures shall have been filed with the Court on or before December 21, 2001.

(iii) The SA Lenders (as defined in the Term Sheet) shall have entered into a binding agreement satisfactory to AMCE regarding satisfaction of the JV Loan Purchase
Condition described in the Term Sheet at least one day prior to the Court hearing for the LOI Order.

(iv) A Court order approving the adequacy of the Disclosure Statement shall have been entered on or before February 25, 2002.

(v) The applicable waiting period for the HSR Filing shall have expired or been terminated early, without the initiation of any enforcement action and without the imposition of any conditions on the Proposed
Transaction by the Federal Trade Commission or the Antitrust Division of the Department of Justice, not less than five (5) days prior to the confirmation hearing for the Plan.

(vi)	A Court order confirming the Plan (the
"Confirmation Order") shall have been entered on or before March 20, 2002.

(vii)	The Confirmation Order shall have become a
final, nonappealable order on or before April 1, 2002.

If AMCE is not in breach of its obligations under this Letter, AMCE may extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to GCX and the Principal Claimants (as defined below) on or before the applicable date being extended. If GCX is not in breach of its obligations under this Letter, GCX and the Committee may jointly extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to AMCE and the Principal Claimants (as defined below) on or before the applicable date being extended.

		(e)	Exclusivity.  GCX acknowledges that AMCE has expended
and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (e).

(i) Nonsolicitation. Neither GCX nor any of its respective directors, employees, accountants or other agents and representatives (collectively,
"Representatives") shall, directly or indirectly, solicit a competitive bid or proposal from a third party to purchase all or any portion of the GCX
Business and Assets or the New GCX Stock, whether in a separate transaction or as part of a plan of reorganization for GCX (a "Third Party Plan"), or engage in or continue any discussions or negotiations with any party that has made or who may make such a competitive bid for such New GCX Stock or the Assets.

(ii) Unsolicited Proposals.  Notwithstanding subparagraph
(i), GCX may consider an unsolicited Third Party Plan if and only if the Court finds that (A) the Third
Party Plan would provide for a material increase in the aggregate value of the consideration being paid for all of the GCX Business and Assets compared to the Plan, (B) the Third Party Plan is fully-financed and the third party is otherwise capable of performing its obligations thereunder, and (C) GCX may consider the Third Party Plan.

(iii) Support Agreements. GCX acknowledges that certain claimants and parties in interest in the Chapter 11
Cases, to wit: General Electric Capital Corporation,
Harcourt General, Inc. and the Committee
(collectively, the "Principal Claimants"), have entered into support agreements with AMCE with respect to the Plan (the "Support Agreements") that obligate the Principal Claimants to support the Plan and prevent the Principal Claimants from supporting a Third Party Plan, subject to the terms and conditions of the Support Agreements.

(f)	Termination.  GCX acknowledges that AMCE has expended
and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (f).

(i) Grounds for Termination. This Letter may be terminated (A) by AMCE, at AMCE's sole discretion, promptly following the passing of the applicable deadline upon written notice to GCX and the Principal
Claimants if, through no material fault of AMCE, any event specified to occur as of a certain date in paragraphs (c) or (d) above has not occurred as of such date, including any extensions, or (B) by the non-breaching party due to material breach of this Letter by the other party if the breaching party does not cure such breach within thirty (30) days after written notice from the non-breaching party. Upon any such termination, any obligations under this Letter will terminate and no party shall have any liability whatsoever to any other party; provided, however, that notwithstanding any such termination, GCX shall remain liable for payment of the Termination Payments to the extent required under the terms of subparagraph (ii) below. The Termination
Payments shall be the sole and exclusive remedy for monetary damages upon the termination or breach of this Letter, the IOA or the Agreement; provided, that nothing in this Letter shall limit the availability of any equitable remedies, including specific performance, available to AMCE upon GCX's breach of this Letter, the IOA or the Agreement, unless AMCE in fact terminates this Letter, the IOA, the Agreement and the Support Agreements due to such breach and receives the Termination Payments provided in the last sentence of paragraph (f)(ii) below.

(ii) Termination Payments. AMCE will be entitled to the payment from the GCX Debtors' estates of a termination fee of $2.5 million (the "Termination
Fee") and reimbursement of reasonable and documented out-of-pocket expenses incurred in connection with AMCE's efforts to acquire the GCX Assets and Business, the Term Sheet, the Support Agreements, the
Plan and the Proposed Transaction, including the reasonable fees and expenses of AMCE's professionals
(the "Expense Reimbursement"), such Expense
Reimbursement not to exceed $750,000  (the
Termination Fee and the Expense Reimbursement being collectively the "Termination Payments"), if: (A)
GCX seeks approval of, or the Court approves, any agreement with a third party for the sale of all or any part of the business or assets of GCX; (B) the Plan is not confirmed because GCX seeks confirmation of, or the Court confirms, a chapter 11 plan other than the Plan; (C) (1) AMCE does not terminate this Letter pursuant to clauses (i)-(iv) inclusive of
Section 3(d), and (2) an order of the Court confirming the Plan is not entered on or before May
1, 2002 or does not become a final, nonappealable order on or before May 15, 2002, or if the Effective
Date does not occur on or before June 1, 2002; or (D)
AMCE terminates this Letter under subparagraph (i) above (other than pursuant to clauses (i)-(iv) inclusive of Section 3(d)); in each case other than due to AMCE's breach of its obligations under this Letter, the Agreement or the Support Agreements.
Notwithstanding anything in this Letter to the contrary, AMCE shall not be entitled to (and shall promptly return the Termination Payments if previously received by AMCE) if the Plan is consummated. Furthermore, notwithstanding anything in this Letter to the contrary, if the event giving rise to the Termination Payments is a result of GCX's intentional and material breach of this Letter, the IOA or the Agreement, the Termination Fee shall be $5 million instead of $2.5 million and the Expense
Reimbursement shall not be limited to $750,000, such additional amounts representing the parties reasonable and good faith estimate of the liquidated damages accruing to AMCE as the result of such a breach by GCX.

(iii) Status and Payment of Termination Payments. The obligation of the GCX Debtors to pay the Termination
Payments shall constitute an allowed administrative claim against GCX under sections 503 and 507(a) of the Bankruptcy Code. The GCX Debtors shall pay the
Termination Payments within three (3) business days of the occurrence of an event described in subparagraph (ii) above.

		(g)	Costs.  Except as otherwise provided in paragraph
(f)(ii), AMCE and GCX will each be solely responsible for and bear all of its own respective expenses, including expenses of legal counsel, accountants and other advisers, incurred at any time in connection with pursuing or consummating the Proposed Transaction.

		(h)	Miscellaneous. The terms set forth in this Letter are
a part of a comprehensive agreement, each element of which is an integral aspect of the Proposed Transaction and, as such, are non-severable. Headings are for reference only and do not constitute part of this Letter. The words "includes" and "including" shall not be words of limitation and shall be read to also add "without limitation."
This Letter shall be governed by and construed in accordance with the internal laws of the State of New York and any applicable provision of the Bankruptcy Code, without regard to the principles of conflict of laws that would provide for application of another law. Each of the parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other right, power or privilege hereunder. This Letter may be executed in counterparts, each of which when taken together shall constitute an original of this Letter. It is understood that this Letter does not contain all matters upon which agreement must be reached in order for the Proposed Transaction to be consummated; however, the provisions of
Section 3 of this Letter, are acknowledged and agreed to be fully binding on the parties hereto.

	(i)	Public Disclosure. AMCE and GCX may provide copies of
this Letter and attachments to parties in interest in the Chapter 11 Cases and as otherwise necessary in connection with the Chapter 11 Cases. AMCE and GCX also shall be entitled to file copies of this Letter with the Court, the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded, and as otherwise required by law. Subject to the foregoing, neither AMCE nor GCX shall make any public release of information regarding the matters contemplated herein except (i) that simultaneous press releases in the form approved by AMCE and GCX in writing by fax or by E-mail shall be issued by each of AMCE and GCX as promptly as is practicable after the execution of this Letter and at such other times as may be set forth in the Agreement, (ii) AMCE may issue one or more press releases to the effect that it has entered into support agreements with other creditors of the GCX Debtors, after consultation with GCX, and (iii) that AMCE and GCX may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter, and (iii) as required by law, the Court, with the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded.

		(j)	Confidentiality.  AMCE agrees that, except as
provided in this Letter, that certain letter agreement respecting confidentiality and nondisclosure dated June 29, 2001 between GCX and AMCE shall remain in effect. The provisions of this paragraph (j) shall survive the termination of this Letter.

		(k)	Other Plan Provisions.   The Plan shall contain
customary release provisions with respect to directors, officers and employees of the GCX Debtors, preserve any pre-petition claims of directors, officers and employees of the GCX Debtors to the extent of coverage therefor under GCX's existing Directors and Officers Insurance Policy ("D&O Policy") and preserve the rights of the current GCX directors and officers consistent with the GCX bylaws against reorganized GCX with respect to advancement of legal fees and expenses up to an aggregate maximum of $250,000 for all individuals, claims and occurrences (subject to replenishment by any reimbursement received by reorganized GCX from any source). In addition, AMCE will fund the procurement of "tail" coverage under the D&O Policy, up to a maximum premium cost of $350,000, which amount will not be an Deduction Claim within the meaning of the Term Sheet.

[Remainder of page intentionally blank]

We look forward to working with you on the Proposed Transaction.

						Very truly yours,

						AMC Entertainment Inc.


						By:
							Peter C. Brown
							Chairman, Chief Executive
Officer
and President


ACKNOWLEDGED AND AGREED TO:

GC Companies, Inc.


By:
	G. Gail Edwards
	President and Chief Operating Officer



THE COMMITTEE OF UNSECURED CREDITORS
IN THE CHAPTER 11 CASES OF THE GCX DEBTORS


By:
	Name:
	Title:




GENERAL ELECTRIC CAPITAL CORPORATION


By:
	Name:
Title:




HARCOURT GENERAL, INC.


By:
	Name:
	Title:



Please see Term Sheet attached to Support Agreement as Exhibit "A"